Exhibit 23.4
I consent to the use of my name and the summary of the clinical data arising from a multicenter retrospective study undertaken by me of TranS1 Inc.’s (the “Company”) AxiaLIF product (the “Study”) and I have reviewed the Company’s Registration Statement on Form S-1 (Registration No. 333-144802, the “S-1”) initially filed with the Securities and Exchange Commission on July 24, 2007, as amended, and I agree that the summary of the data from the Study disclosed in the S-1 under the heading “AxiaLIF Clinical Data Summary” referring to the multicenter retrospective study reflects the data provided by me.

/s/ Christopher Ames, M.D.
Christopher Ames, M.D.
September 27, 2007